Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2002 Stock Option Plan of Transcept Pharmaceuticals, Inc. of our report dated September 29, 2008, with respect to the financial statements of Transcept Pharmaceuticals, Inc. included in the Registration Statement (Form S-4 No. 333-15384) and related proxy statement / prospectus / information statement of Novacea, Inc. dated December 30, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

March 9, 2009